Exhibit 99

                                                                                                                  Company Contact:
                                                                                                                 FRANK PERIER, JR.
                                                                                                                  Senior Vice President - Finance
                                                                                                                 And Chief Financial Officer
                                                                                                                 Forest Laboratories, Inc.
                                                                                                                 909 Third Avenue
                                                                                                                 New York, NY 10022
                                                                                                                 (212) 224-6611
                                                                                                                 Frank.Perier@frx.com

FOREST LABORATORIES, INC. REPORTS
FISCAL FIRST QUARTER 2009 EARNINGS PER SHARE OF $0.79,
INCLUDING $0.08 PER SHARE CHARGE FOR AGREEMENT TERMINATION

NEW YORK, July 22, 2008 - Forest Laboratories, Inc. (NYSE: FRX), an international pharmaceutical manufacturer and marketer, today announced that fully diluted earnings per share equaled $0.79 in the first quarter of fiscal 2009. Reported earnings per share include a one-time pre-tax charge of $44,100,000, or $0.08 per share net of tax, related to the previously announced termination of the AZOR™ (amlodipine and olmesartan medoxomil) co-promotion agreement with Daiichi Sankyo. Reported earnings per share in the June 2007 quarter were $0.83.

Revenues for the quarter increased 4.2% to $966,844,000 from $928,274,000 in the year-ago period. Revenues were comprised of net sales, which increased 6.1% to $893,745,000 from $842,616,000 in the prior year. Sales in the quarter included $583,097,000 for Lexapro® (escitalopram oxalate), our SSRI for the treatment of depression and anxiety in adults, an increase of 5.6% from last year. Namenda®, our NMDA receptor antagonist for the treatment of moderate and severe Alzheimer’s disease, recorded sales of $218,618,000 during the quarter, growth of 14.0% from last year. The Company’s newest product, BystolicTM a novel beta-blocker for the treatment of hypertension, which was launched in late January 2008, had sales of $4,374,000. Also included in revenues was other income of $73,099,000 which includes contract revenue of $52,383,000 from the Benicar® (olmesartan medoxomil) co-promotion agreement, which was essentially flat compared to last year. The remaining component of other income was principally interest income, which totaled $18,230,000.

Net income in the current quarter was $242,920,000 a decrease of 9.4% from $268,162,000 in the first quarter of the prior fiscal year. Selling, general and administrative expense increased 31.2% to $342,955,000 and included the one-time charge of $44,100,000 related to the termination of the AZOR co-promotion agreement with Daiichi Sankyo. Research and development spending decreased 18.1% to $112,112,000 compared to the year-ago period, which included product milestone development expenses totaling approximately $28,500,000. There were no milestone expenses in the current period.

Fully diluted shares outstanding at June 30, 2008 were 307,912,000, a reduction of approximately 14 million shares compared to the year-ago period due mainly to the Company’s share repurchase program. During the just-completed quarter, the Company repurchased approximately 6.6 million shares leaving an additional 9.2 million shares available for repurchase under the existing program, which has no expiration date.

Fiscal 2009 Guidance

The Company now expects that reported fully diluted earnings per share for the fiscal year ending March 31, 2009 will be in the range of $3.10 to $3.20, including the one-time charge related to the termination of the AZOR co-promotion agreement. Excluding the effect of the AZOR charge, the Company expects adjusted fully diluted earnings per share to be in the range of $3.20 to $3.30.

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: "We are pleased with the financial performance of the Company reported this quarter, striking the balance between delivering a meaningful level of earnings per share and continuing to support and advancing a very significant product pipeline while also supporting our currently marketed products including the recently launched product, Bystolic. Our late stage pipeline has two compounds under regulatory review at the FDA: milnacipran for the treatment of fibromyalgia and Lexapro for the additional indication in the treatment of adolescent depression. In addition, during the quarter the Company reported positive results from two globally conducted, multi-center Phase III studies of ceftaroline, a broad-spectrum cephalosporin with activity against gram-positive bacteria, such as MRSA and gram-negative bacteria, for the treatment of complicated skin and skin structure infections. Enrollment continues for ceftaroline in two Phase III studies for community acquired pneumonia and we anticipate those results in 2009."

Forest will host a conference call at 10:00 AM EDT today to discuss the results. The conference call will be webcast live beginning at 10:00 AM EDT on the Company’s website at www.frx.com and also on the website www.streetevents.com. Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call. A replay of the conference call will be available until August 5, 2008 at both websites and also by dialing (800) 642-1687 (US or Canada) or +1 706 645-9291 (International). Conference ID: 54360430

About Forest Laboratories and Its Products

Forest Laboratories (NYSE: FRX) is a U.S.-based pharmaceutical company with a long track record of building partnerships and developing and delivering products that make a positive difference in people’s lives. In addition to its well-established franchises in therapeutic areas of the central nervous and cardiovascular systems, Forest’s current pipeline includes product candidates in all stages of development and across a wide range of therapeutic areas. The Company is headquartered in New York, NY. To learn more about Forest Laboratories, visit www.FRX.com.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories' Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and any subsequent SEC filings.

Source: Forest Laboratories, Inc.

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FOREST LABORATORIES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

(In thousands, except per share amounts)	Three Months Ended June 30,
	2008	2007
Revenues:
Net sales	$893,745	$842,616
Contract revenue	54,153	53,377
Interest income	18,230	26,738
Other income	716	5,543
Net revenues	966,844	928,274

Costs and expenses: Cost of goods sold	197,340	186,240
Selling, general and administrative	342,955	261,328
Research and development	112,112	136,908
	652,407	584,476

Income before income tax expense	314,437	343,798

Income tax expense	71,517	75,636

Net income	$242,920	$268,162
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Net income per share:

Basic	$0.79	$0.84
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Diluted	$0.79	$0.83
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Weighted average number of shares outstanding:

Basic	307,043	319,580
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Diluted	307,912	321,921
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